Exhibit 10.1

EXECUTION COPY

April 9, 2013

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, Connecticut 06901

Beacon Company

c/o Jonathan G. White, Esq.

Ogier House

The Esplanade

St. Helier, Jersey JE4 9WG

Channel Islands

Rosebay Medical Company L.P.

c/o North Bay Associates

14000 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

Re:	Lock-Up Release & Registration Rights Waiver

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms the agreement among Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Purdue Pharma L.P. (“Purdue”), Beacon Company (“Beacon”) and Rosebay Medical Company L.P. (“Rosebay” and, together with Purdue and Beacon, the “BRP Entities”) regarding certain matters related to the Securities Purchase Agreement dated as of July 17, 2012, among the Company and the BRP Entities (the “Purchase Agreement”), as set forth in greater detail below. Defined terms used herein but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

1.	Background. In connection with the offering of shares of the Company’s common stock, par value $0.001 (the “Common Stock”) priced on December 13, 2012, pursuant to Registration Statement No. 333-184775 on Form S-3 (the “Offering”), the BRP Entities are restricted from, among other things, selling or otherwise transferring, directly or indirectly, shares of the Common Stock for a period of 180 days subsequent to the Offering, or June 12, 2013 pursuant to Section 4.7 of the Purchase Agreement (the “PA Transfer Restriction”) and the lock-up agreements executed by each of the BRP Entities in favor of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC (the “Underwriters”) dated December 10, 2012 (the “Lock-Up Agreements”). Beacon and Rosebay (collectively, the “Selling Stockholders”) have requested that the Company permit and facilitate the sale of shares of Common Stock held by the Selling Stockholders that would not otherwise be eligible for sale pursuant to the restrictions set forth in the foregoing sentence.

2.	Proposed Sale. In connection with consummating a one-time firm-commitment underwritten offering of shares of Common Stock currently held by the Selling Stockholders to be publicly announced in a press release no later than April 10, 2013 (“Press Release”) pursuant to Registration Statement No. 333-184184 on Form S-3 (the “Proposed Sale”), the Company and the BRP Entities hereby agree to the following, effective as of the issuance of the Press Release announcing the Proposed Sale:

(a)	In the event the Selling Stockholders sell any shares of Common Stock in the Proposed Sale, then:

A.	the BRP Entities agree that they will not exercise any of their rights under Section 4.5 of the Purchase Agreement in connection with the Company’s next Underwritten Offering, which, for the avoidance of doubt, does not include the Proposed Sale;

B.	the Company waives the PA Transfer Restrictions only to the sale of shares of Common Stock in the Proposed Sale and the BRP Entities shall otherwise remain subject to all restrictions set forth in Section 4.7 of the Purchase Agreement (as amended below) with respect to any other shares of Common Stock or other applicable securities; and

C.	Section 4.7 of the Purchase Agreement is hereby deleted in its entirety and a new Section 4.7 is inserted in lieu thereof which reads as follows:

“(a) During the period beginning on the date the BRP Entities sell any Shares in connection with a firm-commitment underwritten offering of Shares to be publicly announced no later than April 10, 2013 pursuant to Registration Statement No. 333-184184 on Form S-3 (the “Offering”) and through and including the six-month anniversary following the time at which the underwriting agreement is signed in connection with the Offering (the “Company Lock-Up Period”), the BRP Entities agree, with respect to all of the Shares not sold by the BRP Entities in the Offering (the “Remaining Shares”), (i) not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Remaining Shares or (ii) not to enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Remaining Shares, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise, during the Company Lock-Up Period; provided, however, that the foregoing restrictions shall not apply to (a) transfers as a bona fide gift, (b) distributions to Associated Companies, (c) transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of an Associated Company, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer during the Company Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, or (e) sales to an underwriter pursuant to an Underwriting Offering (provided that the BRP Entities are then entitled to exercise their rights under Section 4.5(a) hereof); provided that in the case of any transfer or distribution pursuant to clause (a), (b), or (c) above, (y) each donee or distributee shall sign and deliver a legally binding written instrument evidencing the donee’s or distributee’s intention to be bound by this Section 4.7(a), and (z) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence.

(b) During the period between the date of this Agreement and December 31, 2013 (the “Underwriter Lock-Up Period”), if requested by the Company and/or any managing underwriters, placement agents or initial purchasers for any offering of capital stock proposed by the Company during the Underwriter Lock-Up Period, the BRP Entities agree to execute, at the time of such offering, agreements (each a “Lock-Up Agreement”) for any such period as may be requested by the Company, the managing underwriters, the placement agents or the initial purchasers, as the case may be, provided, that all officers, directors and Affiliates of the Company enter into similar agreements with equivalent terms. The Lock-Up Agreements will require the BRP Entities to agree to (i) not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Remaining Shares still owned or (ii) not to enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Remaining Shares still owned, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise, during the lock-up period under the Lock-Up Agreement; provided, however, that the foregoing restrictions shall not apply to (a) transfers as a bona fide gift, (b) distributions to Associated Companies, (c) transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of an Associated Company, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer during the lock-up period under the Lock-Up Agreement and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, or (e) sales to an underwriter pursuant to an Underwriting Offering (provided that the BRP

Entities are then entitled to exercise their rights under Section 4.5(a) hereof); provided that in the case of any transfer or distribution pursuant to clause (a), (b), or (c) above, (y) each donee or distributee shall sign and deliver a Lock-Up Agreement, and (z) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in this Section 4.7(b).

(c) The Company may impose stop-transfer instructions with respect to the Remaining Shares in accordance with the terms hereof.

(d) Any BRP Entity receiving any written notice from the Company regarding the Company’s plans to effect an offering shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.”

(b)	In the event the Selling Stockholders sell no shares of Common Stock in the Proposed Sale, then Section 2(a) above shall be void and have no effect and the BRP Entities shall remain subject to all rights and restrictions set forth in the Purchase Agreement prior to the execution of this Agreement, including Sections 4.5 and 4.7 thereof.

3.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the particular subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or discussions between the parties regarding such particular subject matter; provided, however, that except as otherwise specifically contemplated hereby, the Purchase Agreement remains in full force and effect as of the date hereof. This Agreement may not be amended or modified except by a written instrument signed by each of the parties hereto. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

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Please confirm the agreement between the Company and BRP Entities to the foregoing by countersigning this Agreement in the space set forth below.

Very truly yours,

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Lawrence E. Bloch
	Name:	Lawrence E. Bloch, M.D., J.D.
	Title:	EVP, Chief Financial Officer and Chief Business Officer

Acknowledged and agreed as of the date first set forth above:

PURDUE PHARMA L.P.

By:	Purdue Pharma Inc., its general partner

By:	/s/ Stuart Baker
	Name:	Stuart Baker
	Title:	Executive Vice President

BEACON COMPANY

By:	/s/ Anthony M. Roncalli
	Name:	Anthony M. Roncalli
	Title:	Assistant Secretary

ROSEBAY MEDICAL COMPANY L.P.

By:	Rosebay Medical Company, Inc., its general partner

By:	/s/ Anthony M. Roncalli
	Name:	Anthony M. Roncalli
	Title:	Vice President

[Signature Page to Letter Agreement]